UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2013

Volterra Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50857	94-3251865
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

47467 Fremont Blvd., Fremont, California		94538
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 510 743 1200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officers

On January 7, 2013, the Board of Directors of Volterra Semiconductor Corporation (the “Company”) approved the appointment of Dr. Craig Teuscher to Chief Operating Officer. Dr. Teuscher, age 45, co-founded Volterra in 1996 and has served in several executive roles with the Company, including as Vice President of Sales and Applications Engineering since January 2003, as Vice President of Worldwide Sales and Applications Engineering since January 2009, as Senior Vice President of Operations, Manufacturing Engineering and Quality Assurance since January 2011 and most recently as Senior Vice President of Notebook Products Group since January 2012. Dr. Teuscher holds a B.S. in Electrical Engineering from Princeton University and an M.S. in Electrical Engineering and Ph.D. in Electrical Engineering from the University of California at Berkeley.

As Chief Operating Officer, Dr. Teuscher shall continue to receive the executive compensation previously disclosed by the Company in its previous Form 8-K filings pursuant to Item 402(c) of Regulation S-K.

Dr. Teuscher has no “family relationships,” as defined in Item 401(d) of Regulation S-K, with any director or executive officer of the Company. There are no arrangements or understandings between Dr. Teuscher and any other person pursuant to which Dr. Teuscher were selected for this promotion. Since the beginning of the fiscal year, there has not been any transaction and there is no currently proposed transaction, or series of similar transactions, involving Dr. Teuscher, or deemed to involve Dr. Teuscher, of the type described in Item 404(a) of SEC Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

On January 8, 2013, the Company issued a press release announcing Dr. Teuscher’s appointment. The following exhibit is furnished with this document:

Number	Description

99.1	Press Release dated January 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volterra Semiconductor Corporation

By:	/S/ DAVID OH
Name:	David Oh
Title:	General Counsel

Dated: January 11, 2013